EXHIBIT 99.1

Contact:

Lisa Gordon

VP of Business Development

Advanced Magnetics, Inc.

(617) 497-2070

lgordon@advancedmagnetics.com

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS FOURTH FISCAL QUARTER AND YEAR END RESULTS

CAMBRIDGE, MA (November 16, 2005) — Advanced Magnetics, Inc. (AMEX: AVM) today announced operating results and revenues for the fourth fiscal quarter and year ended September 30, 2005. Revenues for the quarter were $407,452 as compared to revenues of $883,598 for the same period in fiscal 2004. The company reported a net loss of ($3,576,536), or ($0.36) per share, for the fourth quarter of fiscal 2005 compared to a net loss of ($2,210,812), or ($0.28) per share, for the same period in fiscal 2004. Cash, cash equivalents, and short-term investments, consisting entirely of U.S. Treasury bills and notes, totaled approximately $23.7 million at September 30, 2005.

Revenues for the twelve-month period ended September 30, 2005 were $2,445,168 as compared to revenues of $3,755,884 for the same period in fiscal 2004. The net loss in the twelve-month period was ($12,714,615), or ($1.47) per share, as compared to a net loss of ($4,495,200), or ($0.57) per share, for the same period in fiscal 2004. The decrease in revenues for the twelve months ended September 30, 2005 is primarily the result of a decrease in the recognition of deferred license fee revenue from the company’s license and marketing agreement covering Combidex®. The company had an increase in costs and expenses in the twelve-month period ended September 30, 2005 resulting from both an increase in research and development expenses associated with the ferumoxytol Phase III iron therapy program as well as an increase in general and administrative expenses during the period.

“While fiscal 2005 posed some challenges for our company, the increased spending reflects our stepped-up efforts to bring our products in development to market,” stated Jerome Goldstein, Chairman and CEO of Advanced Magnetics. “We continue to work with the FDA to move both of our product candidates through the regulatory process and look forward to reporting progress on both ferumoxytol and Combidex during fiscal 2006. We are adding important resources, such as recently-appointed President Brian Pereira, to our management team as the first step in our continuing efforts to successfully bring Combidex and ferumoxytol to the patients who will benefit from them. We remain confident that both products have a significant role to play in their respective markets.” Ferumoxytol is in Phase III clinical trials for use as an intravenous iron replacement therapeutic for anemic chronic kidney disease patients, whether or not on dialysis. Combidex (ferumoxtran-10) is an investigational functional molecular imaging agent for use in conjunction with MRI to aid in the differentiation of normal from cancerous lymph nodes. Combidex received an approvable letter, subject to certain conditions, from the U.S. Food and Drug Administration in March 2005.

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in

- more -

pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the development programs and regulatory process for ferumoxytol or Combidex, any progress we may report with respect to these programs and processes, and our belief in the role these products will play in the marketplace, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to the timing of enrollment of patients in the Phase III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the timing and results of FDA interactions regarding the clinical development of ferumoxytol and our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the possibility that we may not be able to timely or cost-effectively resolve the questions raised by the FDA and satisfy the conditions specified for approval of Combidex, including the provision of additional data or the conduct of additional clinical trials to demonstrate the efficacy of Combidex; (5) the possibility that we may not be able to raise additional capital on terms and on a timeframe acceptable to us, if at all; (6) our reliance on a limited number of customers and our dependence on our collaborative relationships; (7) the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements; (8) uncertainties relating to the cyclical nature of our product sales cycles; (9) uneven demand for our products by end users; (10) uncertainties relating to our ability to continue to operate at commercial scale in compliance with FDA regulations and other applicable manufacturing requirements when producing Combidex or ferumoxytol; and (11) uncertainties relating to patents and proprietary rights and (12) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

- financial table to follow -

ADVANCED MAGNETICS, INC.

CONDENSED INCOME STATEMENT FOR THE THREE-MONTH

AND TWELVE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 and 2004

(unaudited)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Revenues	$ 407,452	$ 883,598	$ 2,445,168	$ 3,755,884
Costs and expenses	(4,170,694)	(3,151,587)	(15,579,218)	(8,420,631)
Interest income	186,706	57,177	419,435	169,547

Net loss	$ (3,576,536)	$ (2,210,812)	$ (12,714,615)	$ (4,495,200)

Loss per share, basic and diluted:	$ (0.36)	$ (0.28)	$ (1.47)	$ (0.57)
Weighted average shares outstanding, basic and diluted:	9,866,446	7,885,664	8,633,827	7,817,918

BALANCE SHEET

(unaudited)

	9/30/05	9/30/04
Cash, cash equivalents and short-term investments*	$23,727,298	$14,334,278
Long-term investment**	$--	$4,768,159
Working capital	$21,211,412	$12,313,754
Total assets	$28,291,982	$23,810,611
Shareholders' equity	$22,379,159	$17,546,455

*  Short-term investment at 9/30/04 consists of a U.S. Treasury Note with a maturity date of January 31, 2005. Short-term investments at 9/30/05 consists of a U.S. Treasury Note with a maturity date of February 15, 2006, combined with three U.S. Treasury bills having maturity dates of October 27, 2005, November 3, 2005 and January 26, 2006.

**   Long-term investment at 9/30/04 consists of a U.S. Treasury Note with a maturity date of February 15, 2006.